CounterPath Announces Normal Course Issuer Bid

Company believes its common shares do not adequately reflect their underlying value and may purchase its common shares in the market

VANCOUVER, BC, Canada — Feb. 16, 2012 — CounterPath Corporation (“CounterPath” or the “Company”) (OTCBB: CPAH) (TSX-V: CCV), an award-winning provider of desktop and mobile VoIP software products and solutions, today announced that the TSX Venture Exchange has accepted its Notice of an Intention to Make a Normal Course Issuer Bid which shall commence on March 19, 2012 and terminate on March 19, 2013, or such earlier date if the maximum number of shares are purchased.

Under the Bid, the Company may acquire up to an aggregate of 1,995,414 common shares over the next 12-month period representing approximately 5% of the issued and outstanding common shares of the Company.  There were 39,868,297 common shares of the Company issued and outstanding as of February 16, 2012.

CounterPath believes that its common shares currently trade in a price range that does not adequately reflect their underlying value based on CounterPath’s business prospects and strong financial position.  In addition, CounterPath believes that such purchases will contribute to the facilitation of an orderly market and be in the best interests of the Company and its shareholders.  Accordingly, depending upon future price movements and other factors, the Company will purchase common shares when it believes that the shares are undervalued at the then current market prices based on its then current and future prospects and provided that the repurchase of common shares at such market prices continue to be an appropriate use of corporate funds.

Purchases subject to this Normal Course Issuer Bid will be carried out pursuant to open market transactions through the facilities of the TSX Venture Exchange or the OTC Bulletin Board by National Bank Financial Inc. on behalf of CounterPath in accordance with applicable regulatory requirements.  All common shares purchased by the Company under the Normal Course Issuer Bid will be returned to treasury and cancelled.

About CounterPath
CounterPath’s SIP-based VoIP softphones are changing the face of telecommunications. An industry and user favorite, Bria softphones for desktop and mobile devices, together with the company’s server applications and Fixed Mobile Convergence (FMC) solutions, enable service providers, OEMs and enterprises large and small around the globe to offer a seamless and unified communications experience across both fixed and mobile networks.  Standards-based, cost-effective and reliable, CounterPath’s award-winning solutions power the voice and video calling, messaging, and presence offerings of customers such as Alcatel-Lucent, AT&T, Verizon, BT, Mobilkom Austria, Rogers, Avaya, BroadSoft, Cisco Systems, GENBAND, Metaswitch Networks, Mitel and NEC. For more information, visit www.counterpath.com.

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Disclaimer: Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contacts:

David Karp
Chief Financial Officer, CounterPath
dkarp@counterpath.com
(604) 628-9364

Craig Armitage
Equicom Group
carmitage@equicomgroup.com
(416) 815-0700 x278